EXHIBIT  4 (a)

                                OFFER TO PURCHASE
                                -----------------

NAME:  KEVIN  MARKLAND

      of the city/town of TORONTO in the province of ONTARIO (as Purchaser)

     HEREBY AGREES TO AND WITH DEALCHECK.COM INC. (as Vendor) to purchase 1,415,000 common shares of World Vacation Club.com (WVC) owned by the Vendor for $10 (ten dollar only) and subject to the condition described herein, which amount is hereby considered fully paid by way of the purchaser completing certain work on the web site of the vendor to the vendor's satisfaction.

Condition which will survive the sale for a period of five years from the date of this Agreement -

Should the purchaser dispose of the purchased shares in WVC at a price higher than $10, the excess over $10 will be shared with the Vendor at the rate of 80% to the vendor and 20% to the Purchaser

     The Vendor represents and warrants that IT is the owner of the assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever. It also warrants that the existing shareholders of WVC do not have any objection to the sale of the said shares to the Purchaser.

     The  Purchaser  acknowledges  that  it  is  aware  of  the  facts  that:

          I. WVC is a private company and its common shares currently do not have any market and are not trading publicly, and

          II. The proposed business of WVC may require certain licences or other filings to comply with regulatory requirements in order for WVC to engage in its proposed businesses.

     This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

     The parties hereto agree that there is no representation, warranty collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein in writing.

     This Offer and its acceptance to be read with all changes of gender or number required by the context.



DATED  at  TORONTO  this  22ND  day  of  MARCH,  2001.

SIGNED, SEALED AND                      )
DELIVERED  in  the                      )     /s/  Kevin  Markland
presence  of                            )     ----------------------
                                        )     Kevin  Markland
                                        )

The undersigned Vendor hereby accepts the foregoing offer.

DATED  at  TORONTO  this  22ND  day  of  MARCH  2001.

IN WITNESS WHEREOF WE have hereunto set OUR hand and seal.

SIGNED,  SEALED  AND                    )
DELIVERED  in  the                      )     /s/  Terence  Robinson
presence  of                            )     ----------------------
                                        )     FOR DEALCHECK.COM INC.
                                        )     TERENCE  ROBINSON
                                        )     CEO


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